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                       CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference in this registration
statement on Form S-3 (File No. 333-       ) of our report dated March 25,
1998 on our audits of the consolidated financial statements of Jerry's Famous Deli, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K and our report dated March 20, 1998 on our audits of the financial statements of Epicure Market, Inc. as of September 27, 1997 and September 28, 1996 and for each of the two years in the period ended September 27, 1997, which report is included in the Company's Form 8-KA. We also consent to the reference to our firm under the caption "Experts."



                                             COOPERS & LYBRAND L.L.P.


Los Angeles, California
May 5, 1998